SERVICES AGREEMENT

This SERVICES AGREEMENT, dated as of July 30, 2001 (the "Effective Date") by and between Response Genetics, Inc., a Delaware corporation ("Response"), and Taiho Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan, with a principal place of business at 1-27 Kandanishiki-cho, Chiyoda-ku, Tokyo 101-8444, Japan ("Taiho") (Response and Taiho are sometimes hereinafter referred to as the "Parties").

WHEREAS, Response is engaged in the business, among other things, of conducting molecular-based tumor tissue analyses for use in guiding chemotherapy treatment for cancer patients using the Danenberg Tumor Profile Platform;

WHEREAS, Taiho is engaged in the business of developing and marketing pharmaceutical and diagnostic products for use against cancer, as well as other diseases; and

WHEREAS, Taiho desires that Response perform certain testing services using the DTP Platform for Taiho as the exclusive recipient of such services in Japan, and Response desires to do so;

1. Definitions.

(a) "Danenberg Tumor Profile Platform" or "DTP Platform" means the complex molecular analysis of specific molecular markers that provides tumor specific gene expression information obtained from a paraffin preserved sample, which can help physicians to plan and choose the most appropriate chemotherapy for a patient.

(b) "Results" means the data on gene expression, molecular markers, and any other data generated by, or in the course of performing the Testing Services.

(c) "Sample" means the tumor cell material supplied by Taiho to Response hereunder in the quantity, and meeting the requirements, specified in Schedule C, as necessary for Response to perform the Testing Service as contemplated hereunder.

(d) "Term" means the period beginning on October 1, 2001 and ending on the second anniversary thereof, unless extended for an additional year by the Parties pursuant to paragraph 10(d) herein.

(e) "Territory" means the country of Japan.

(f) "Testing Fee" means the amount specified in Schedule A, attached hereto, to be paid by Taiho to Response for performance of the Testing Services.

(g) "Testing Services" means the specific services involving Response's application of the DTP Platform to Samples provided by Taiho, all pursuant to this Agreement and as more fully described in Schedule A, annexed hereto.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

2. Appointment of Taiho; Territory.

(a) During the Term (as defined in paragraph l (d) herein) and subject to the terms and conditions of this Agreement, Response hereby appoints Taiho as the exclusive purchaser of the Testing Services in Japan (for certain molecular markers, compounds and cancer types described as "Exclusive" in Exhibit A), and, as such, Response will not provide the Testing Services to another entity in Japan (the "Exclusivity"). Response further appoints Taiho as the non-exclusive purchaser of the Testing Services in Japan (for certain molecular markers, compounds and cancer types described as "Non-Exclusive” in Exhibit A). Taiho accepts such appointment on the terms and conditions herein provided.

(b) As described in Exhibit A, Response will promptly notify Taiho of new molecular markers, therapeutic compounds, and diseases for which the DTP Platform may be useful, and Taiho will have the right to include such new developments to the DTP Platform within its Exclusivity. The operation of such right, and Taiho's continuing Exclusive and Non- Exclusive rights regarding the DTP Platform are decribed in Exhibit A.

3. Consideration.

(a) Investment. As partial consideration for the rights, including Exclusivity, granted herein, Taiho shall purchase [***] dollars (U.S. $[***]) of shares of Series C Preferred Stock of Response, valued at the price per share of such Series C Preferred Stock sold by Response in its next round of equity financing, and shall promptly, upon Response's request, execute the subscription documents with respect thereto; provided, however, that if Response does not consummate its offering of Series C Preferred Stock (meaning that it shall complete all transactions for the purchase of shares of Series C Preferred Stock to investors other than Taiho) within ninety (90) days after the Effective Date with net cash proceeds to Response of at least [***] Dollars ($[***]), Taiho shall pay Response [***] dollars (U.S. $[***]) as an advance against the Testing Fees which accrue during the Term (the "Advance"), for Testing Services purchased in excess of the quarterly Minimum Testing Services quantities, and/or for Testing Services purchased subsequent to the Term, on a non-exclusive basis. If an advance against the Testing Fees has been made, and Response consummates an offering of Series C Preferred Stock, then Taiho may elect to convert the unused balance of the advance into shares of Series C Preferred stock of Response, valued at the price per share of such Series C Preferred Stock sold by Response.

(b) Testing Fees. Taiho shall pay Response the Testing Fee for each Testing Service purchased from Response during the Term. The Testing Fee shall cover performance of the Testing Service for two (2) genes in a Sample. For the testing of [***], the Testing Fee shall be an additional [***] dollars (US$[***]) above the amount listed in Schedule A. For each additional gene to be tested, the Testing Fee shall be an additional [***] dollars (US$[***]) above the amount listed in Schedule A.

(c) Payment.

(i) Response shall invoice Taiho on the last day of each calendar month during the Term for the number of Testing Services performed by Response during such month and for which Results were delivered to Taiho.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(ii) Taiho shall pay amounts due to Response by wire transfer, or as otherwise mutually agreed upon by the Parties, within thirty (30) days after Taiho's receipt of the invoice sent by Response pursuant to paragraph 4(c) above. Payments shall be made in United States dollars to a bank account designated by Response.

4. Minimum Testing Services. Taiho shall purchase from Response a minimum quantity of Testing Services during the Term as follows (as the case may be, the "Minimum Amount");

(a) During the first calendar quarter of the Term, Taiho shall purchase from Response a minimum aggregate of [***] Testing Services;

(b) during the second calendar quarter of the Term, Taiho shall purchase from Response a minimum aggregate of [***] Testing Services; and

(c) in each calendar quarter during the remainder of the Term, Taiho shall purchase from Response a minimum aggregate of [***] Testing Services.

In the event Taiho fails to purchase the Minimum Amount in a calendar quarter (the number of Testing Services constituting the difference between the Minimum Amount and the actual number of Testing Services purchased by Taiho in such period shall hereinafter collectively be referred to as the "Shortfall"), Taiho shall pay to Response an amount equal to the Shortfall times three [***] dollars (U.S. $[***]). Such amount, if any, shall be paid by Taiho to Response within thirty (30) days after Taiho's receipt of an invoice for such amount from Response following the end of each calendar quarter in which such Shortfall exists.

For example:

Number of Testing Services purchased in a calendar quarter:	[***]
Minimum Amount for such calendar quarter:	[***]
Shortfall ([***]):	[***]
Amount due Response ($[***]):	U.S. $[***]

5. Order and Delivery of Testing Services.

(a) All Testing Services and any materials used in connection therewith shall be ordered, and all communications with the testing laboratory shall be performed, pursuant to (i) Response's instructions which will be communicated from time to time to Taiho by Response and (ii) the specifications described in Schedule C, annexed hereto, which may be changed reasonably by Response upon reasonable prior notice to Taiho. Such instructions shall include information regarding shipment and delivery requirements for the Testing Service. Anything in this Agreement to the contrary notwithstanding, Response may process some or all of the Testing Services itself, or through any other designated and licensed laboratory, provided that such other laboratory is under an appropriate obligation of confidentiality.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(b) Response shall provide Taiho with the Results for each Testing Service within seven (7) business days from Response's (or its designee's) receipt of Samples, at Response's designated laboratory. The Results shall include a gene expression value for any of the molecular markers set forth on Schedule A, accompanied by descriptive language in English. Response shall transmit the results of the Testing Services to Taiho via (i) facsimile or (ii) electronic transmission in a mutually agreeable format, at Taiho's option, and shall return separately any materials remaining from the Sample or derived therefrom during, the course of the Testing Service.

6. Representations and Warranties.

(a) Taiho hereby represents and warrants to Response that: Taiho is a corporation duly organized, validly existing and in good standing under the laws of Japan; Taiho has all corporate power and authority to execute this Agreement; when executed this Agreement will constitute a valid and legally binding agreement of Taiho enforceable against Taiho in accordance with its terms; and the execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and the performance of the obligations of Taiho hereunder do not violate any law, rule or regulation or order, writ, injunction decree, of any court or governmental authority or other authority applicable to it and located in the Territory.

(b) Response hereby represents and warrants to Taiho that:

(i) Response is a corporation duly organized, validly existing and in good standing in the State of Delaware; Response has all corporate power and authority to execute this Agreement; when executed this Agreement will constitute a valid and legally binding agreement of Response enforceable against Response in accordance with its terms; and the execution and delivery of this Agreement and the consummation of the transactions contemplated, hereby, and the performance of the obligations of Response hereunder do not violate any law, rule or regulation or order, writ, injunction decree, of any court or governmental authority or other authority which is applicable to it or give rise to a default, right of termination, cancellation or acceleration or otherwise conflict with or result in a loss of contractual benefit to Response under the terms of any agreement or other instrument or obligation to which Response is a party or may be bound, or require any consent, approval or notice under any agreement to which Response is a party or may be bound;

(ii) The performance of the Testing Services by Response shall in all respects comply with United States state and federal regulations.

(c) Except as explicitly provided herein, the rights, information and materials provided by Response under this Agreement are WITHOUT REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED. RESPONSE MAKES NO REPRESENTATION OR WARRANTY THAT EXERCISE OF THE RIGHTS GRANTED IN THIS AGREEMENT, OR USE OF ANY INFORMATION OR MATERIALS PROVIDED BY RESPONSE HEREUNDER, WILL NOT INFRINGE ANY THIRD-PARTY INTELLECTUAL PROPERTY OR OTHER PROPRIETARY RIGHT.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

7. Ownership; Intellectual Property.

(a) No Infringement. Taiho acknowledges that, as between the Parties, Response owns and/or controls, except as set forth in paragraph 7(b), (i) the Testing Services and all of the materials, other than Samples, which comprise the same; and any accompanying patent applications filed by Response. It is understood that neither Taiho nor any affiliate of Taiho shall acquire or claim any title to the Testing Services by virtue of this Agreement.

(b) Ownership of Results. Notwithstanding any other provision hereunder, Taiho shall own all right, title and interest in and to the Results, and all intellectual property rights therein or thereto, all of which Response hereby assigns to Taiho. Response agrees to hold Results and Samples in confidence, and agrees not to use for any purpose and not to disclose to third parties in any manner Results or Samples without the prior written consent of Taiho.

(c) Use of Name. Each Party agrees that it will not, during the Term, use the name of the other Party or any reproduction, counterfeit, copy or colorable imitation thereof, in any way, except to indicate, as specifically authorized therein, that Taiho has exclusive rights in Japan to order the Testing Services.

(d) Sublicense. Within thirty (30) days after the Effective Date, Response will submit to the University of Southern California a written request to approve a non-exclusive sublicense of the Testing Services to Taiho for distribution in Japan during the Term, which sublicense Taiho will not exercise unless and until Taiho terminates this Agreement pursuant to Paragraph 10(b). Response will cooperate with taiho as necessary to effectuate the foregoing, and Response and Taiho will execute such documents as are necessary to effectuate the foregoing. Taiho's sublicense will include other intellectual property owned or controlled by Response necessary or useful to perform the Testing Services.

8. Indemnification

(a) Taiho shall indemnify and hold harmless Response and its officers, directors, stockholders, independent contractors, employees and agents from any liability, loss, damages, expense (including, without limitation, reasonable attorneys' fees and disbursements) or claim by a third party resulting from or arising out of: (i) any act or omission by Taiho in the performance of its obligations hereunder or due to any breach by Taiho of its warranties in paragraph 6; (ii) any actual or alleged personal injury or property damage arising or resulting out of the distribution of the Testing Services by Taiho in the Territory; (iii) any actual or alleged false advertising or unfair competition by Taiho in its distribution, marketing, or exploitation of Testing Services; and (iv) any Regulatory Challenge (as defined in paragraph 9(d) below).

(b) Response shall indemnify and hold harmless Taiho and its officers, directors, stockholders, independent contractors, employees and agents from any liability, loss, damages, expense (including reasonable attorneys' fees and disbursements) or claim by a third party: (i) resulting from or arising out of any act or omission by Response in the performance of its obligations hereunder; (ii) due to any breach by Response of its warranties in paragraph 6; or (iii) that the use, performance or distribution of the Testing Services infringes or misappropriates the intellectual property rights of a third party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(c) Notice. In the event of any claim, action or proceeding for which either Party is entitled to indemnity hereunder, such Party shall promptly notify the other Party of such matter in writing. The indemnifying Party shall then promptly, at its sole cost, assume responsibility for and shall have control of such matter, including settlement negotiations and the institution and defense of any legal proceedings, provided that the indemnified Party shall retain the right to be represented, at its sole expense, by separate counsel. The indemnified Party shall have the right to approve or disapprove any proposed settlement, which approval shall not be unreasonably withheld. If the indemnifying Party does not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying Party fails to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified Party shall have the right to contest, settle or compromise the claim at its exclusive discretion, at the risk and expense of the indemnifying Party to the full extent set forth in paragraphs 8(a) or 8(b), as the case may be.

(d) Regulatory Action. In the event of a challenge or protest relating to this Agreement by any U.S. or other governmental agency (including, without limitation, Japanese or any subdivision thereof), any U.S. state attorney general or any other regulatory body alleging false or misleading advertising and/or labeling provisions and/or adulterated or misbranded product or other matter referred to in paragraph 7(a)(ii) above ("Regulatory Challenge"), Response shall (to the extent permitted by law or such governmental agency) have the right to participate in any settlement proceedings related thereto and to be consulted by Taiho regarding such settlement.

9. Insurance. Response agrees to obtain, at its sole cost and expense, no less than U.S. Ten Million Dollars (U.S. $10,000,000) umbrella comprehensive general liability insurance, including product liability coverage, and advertiser's liability coverage, with Taiho named as an additional insured. Response shall submit certificates of such insurance to Taiho that includes a thirty (30) day prior written notice of cancellation provision. Response shall keep such policies in force during the Term and for at least three (3) years thereafter, and, upon Taiho's request, shall submit evidence of renewal prior to the expiration of the original term of insurance and any renewal term thereafter.

10. Termination.

(a) Response shall, at its option, have the right, in addition to any other rights it may have hereunder, at law or otherwise, to terminate this Agreement:

(i) in the event of a material breach by Taiho of this Agreement which is not cured within forty-five (45) days of receipt of written notice of such breach from Response;

(ii) upon the occurrence of any of the following events:

(A) Taiho becomes insolvent, however evidenced, or makes an assignment for the benefit of creditors; or

(B) Taiho files a petition seeking relief under any provision of any Japanese statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Taiho, which application or petition is not dismissed or withdrawn within forty-five (45) days from the date of its filing; or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(C) the appointment of a receiver for Taiho, and such receivership proceedings are not dismissed within forty-five (45) days after the receiver's appointment; or

(D) the commencement by Taiho of liquidation, dissolution or winding-up proceedings, or the commencement against Taiho of a proceeding to liquidate, wind-up or dissolve Taiho which proceeding is not dismissed within forty-five (45) days.

(b) Taiho shall have the right, in addition to any other rights it may have hereunder, of law or otherwise to terminate this Agreement:

(i) in the event of a material breach by Response of this Agreement which breach is not cured within forty-five (45) days of receipt of written notice of such breach from Taiho; or

(ii) upon the occurrence of any of the following events:

(A) Response becomes insolvent, however evidenced, or makes an assignment for the benefit of creditors; or

(B) Response files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Response, which application or petition is not dismissed or withdrawn within forty-five (45) days from the date of its filing; or

(C) the appointment of a receiver for Response or for all or a substantial part of the assets of Response and such receivership proceedings are not dismissed within forty-five (45) days after such receiver's appointment; or

(D) Response ceases to provide or conduct Testing Services or similar services using the DTP Platform; or

(E) the commencement by Response of liquidation, dissolution or winding-up proceedings, or the commencement against Response of a proceeding to liquidate, wind-up or dissolve Response, which proceeding is not dismissed within forty-five (45) days.

(c) For purposes of this Paragraph 10, a failure by Response to timely perform Testing Services and deliver the Results to Taiho in accordance with the terms of this Agreement shall constitute a material breach of this Agreement.

(d) The term of this Agreement may be extended by an additional one (1) year period if (i) Taiho provides written notice to Response, not less than one hundred eighty (180) days prior to the second anniversary of the Effective Date, of its intent to so extend the Term, and (ii) within thirty (30) days of the date of such notice, Response does not decline, in writing to Taiho, to extend the Term for an additional year. In the event of such extension, Response shall continue to provide the Testing Services under the terms and conditions herein.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(e) It is understood that as of the Effective Date, Response does not own or control an issued patent that would necessarily prevent the use of a method substantially similar to that used in the DTP Platform for testing samples from Japanese patients (i.e. patients being treated in Japan). Accordingly, in the event that a third party actually provides such testing services using such a method to evaluate or diagnose Japanese patients, Response agrees as follows: (i) if Taiho provides notice of the foregoing prior to the second anniversary of the Effective Date, Response will negotiate in good faith a downward adjustment to the terms of this Agreement to reflect such competition as the parties reasonably agree; or (ii) if the Term of this Agreement has been extended under paragraph 10(d) and Taiho provides notice of the foregoing during the third year of the Term, Response will negotiate in good faith a downward adjustment to the terms of this Agreement to reflect such competition as the parties reasonably agree and the obligation to purchase the Minimum Amount under pargraph 4 shall no longer apply. However, if the parties are unable to agree on mutually acceptable terms for the remaining Term of this Agreement, then Taiho shall have the right, upon notice to Response and at Taiho's sole discretion, to either (i) terminate this Agreement upon notice to Response; or (ii) if a third party actually provides such services to test samples from Japanese patients at a price lower than the Testing Fee for any type of test hereunder, terminate its obligations under paragraph 4 applicable to the remainder of the Term of this Agreement. In the event Taiho elects (ii) above, Taiho's appointment under paragraph 2 as the exclusive purchaser of the Testing Services in Japan for certain molecular markers, compounds and cancer types described as "Exclusive" in Exhibit A shall become non-exclusive during the balance of the third year of the Term.

(f) Termination or expiration of this Agreement shall not relieve either Party of its obligations relating to Testing Services ordered or rendered prior to the date of such termination.

(g) In the event of termination or expiration, Taiho will be obligated to pay the balance of any Testing Service Fees incurred as of the date of termination, and Response will be obligated to complete the Testing Service on any Samples received by Response (or its designee) within ten (10) days after the date of such termination or expiration. If Taiho is the terminating Party, the uncredited amount of the Advance paid under paragraph 3(a) shall be converted by Response into shares of Series C Preferred Stock of Response at a conversion price equal to the price per share of such Series C Preferred Stock sold by Response in its next round of equity financing, if concluded, or if not concluded, into shares of Series B Preferred Stock of Response at a conversion price of $[***] per share. Notwithstanding the foregoing, termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(h) In the event of any termination of this Agreement by Taiho pursuant to Paragraph 10(b), Taiho may, at its sole option, elect either to: (1) exercise its license regarding Testing Services granted under Paragraph 7(d); or (ii) have Dr. Peter Danenberg and/or Kathleen Danenberg provide the Testing Services for Taiho in the same manner as Response provides hereunder, as agrees to in the letter attached as Schedule D, and for which Response grants any rights and licenses necessary to conduct such Testing Services, provided that, Taiho shall pay the costs, direct and indirect, for equipment, supplies and salaries for such Testing Services as performed by either of the Danenberg's, in the form of a research grant or contract which conforms to the specifications required by the University of Southern California and except for the price paid by Taiho, both of the Danenberg's shall provide the Testing Services in accordance with the same terms and conditions as Response performed such Testing Services hereunder.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(i) In the event of any termination or expiration of this Agreement, Response will return all unused Samples and materials derived from Samples and all copies of Results to Taiho. Paragraphs 1, 6, 7(a), 7(b), 8, 10(e)-(h), 11 and 12 will survive termination or expiration of this Agreement for any reason. Paragraph 7(d) will survive any termination under paragraph 10(b).

11. Notices. All notices and consents required or permitted hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing and shall be deemed to have been duly given and received upon receipt, if delivered (a) personally with receipt acknowledged, (b) by registered or certified mail or equivalent, return receipt requested, postage prepaid, (c) mailed by overnight or international courier for next day or second day delivery, as the case may be, in each case addressed to the Parties at their respective addresses set forth below or to such other address as any Party shall hereafter specify by Communication to the other Party, or (d) by telecopy to the number set forth below or to such changed number as any Party shall hereafter specify by Communication to the other Party:

If to Response to:	Response Genetics, Inc. 1180 Avenue of the Americas Suite 1412 New York, NY Attn: Chief Executive Officer

with a copy to:	Blank Rome Tenzer Greenblatt LLP 405 Lexington Avenue New York, NY 10174 Attn: Emanuel J. Adler, Esq. Telecopier No.: (212) 885-5001

If to Kathleen Danenberg to:	Kathleen Danenberg Vice President & Chief Scientific Officer Response Genetics, Inc. 1640 Marengo Street; 6th Floor Los Angeles, CA 90033

If to Taiho to:	Taiho Pharmaceutical Co., Ltd. 1-27 Kandanishiki-cho, Chiyoda-ku, Tokyo 101-8444, Japan Attn: [***] Telecopier No.: +81-3-3291-4303

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

with a copy to:	Wilson Sonsini Goodrich & Rosati One Market Spear Tower, Suite 3300 San Francisco, CA 94105 Attn: David R. Boyko, Esq. Telecopier No.: (415) 947-2099

12. Entire Agreement and Waiver. This Agreement and the Secrecy Agreement dated March 14, 2001, and any amendments to the Secrecy Agreement subsequently executed by both parties, contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements or arrangements between the Parties relating to the subject matter hereof. No purported waiver by any Party of any breach by the others of any of its obligations, agreements or covenants hereunder, or any part thereof, shall be effective unless made in writing, signed by the Party sought to be bound thereby, and no failure to pursue or elect any remedy with respect to any default under or breach of any provisions of this Agreement, or any part thereof, shall be deemed to be a waiver of any other or subsequent, similar or different default or breach, or any election of remedies available in connection therewith, nor shall the acceptance or receipt by either Party of any money or other consideration due to it under this Agreement, with or without knowledge of any breach hereunder, constitute a waiver of any provision of this Agreement with respect to such or any other breach.

13. Force Majeure. If the performance of this Agreement or any obligation, action or transaction under this Agreement by either Party is hindered or prevented ("Impeded") by act of God, action of the elements, fire, accident, riot, strike, work stoppage or other labor disturbance, war, invasion, civil commotion, enactment of laws or other casualty or cause, whether similar or dissimilar, beyond the reasonable control of the Party required to perform and without such Party's fault or negligence (each a "Force Majeure Condition"), performance by that Party to the extent so Impeded shall be excused during the period of the Force Majeure Condition; provided, however, that no Force Majeure Condition shall relieve Taiho of the obligation to pay for Testing Services which have already been completed by Response; and further provided that, to the extent Response or its designee is Impeded by a Force Majeure Condition from performing the Testing Services, Taiho's obligation to purchase Testing Services from Response and to pay the Minimum Testing Services Fees shall be suspended for the same period of time.

14. Assignment; Binding Effect. Except as otherwise provided herein, neither Party may assign this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement without prior consent to an entity that acquires all or substantially all of the business or assets of that Party (or that portion thereof to which this Agreement relates), in each case whether by merger, acquisition, or otherwise, provided that such assignee agrees in writing to be bound by the terms and conditions of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or will confer on any person other than the Parties, and their respective successors and permitted assigns, any benefits, rights, remedies, obligations or liabilities under, or by reason of, this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

15. Independent Contractors. In all matters relating to this Agreement, the Parties shall be deemed independent contractors.- The Parties expressly disclaim any intention to create a partnership, agency or joint venture pertaining to the subject matter of this Agreement.

16. Press Release. Except as otherwise required by law or applicable regulation, and except for disclosures made by Response or Taiho with respect to any private or public offering of its securities, neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which shall not be unreasonably withheld or delayed.

17. Governing Law/Submissions to Jurisdiction. This Agreement shall be governed and construed in all respects by the laws of the State of New York applicable to contracts entered into and to be wholly performed therein, without regard to its conflicts of laws principles. Each of the Parties hereby agrees that any suit, action or proceeding arising out of this Agreement or the Secrecy Agreement may be instituted against it in the United States District Court for the Southern District of New York. Each of the Parties expressly consents to personal jurisdiction in the State of New York with respect to such suit, action or proceeding. Each Party irrevocably and unconditionally waives any objection to the jurisdiction and venue required in this Paragraph 18, and agrees not to plead or claim in any such court that any such suit, action, or proceeding has been brought in an inconvenient forum.

18. Severability. If one or more of the provisions contained in this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having the jurisdiction to make such determination, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

19. Headings; Word Meanings. The headings preceding the text of the various provisions of this Agreement are for convenience of reference only and are not intended to define, limit or in any other way describe the scope of this Agreement or the intent of the provisions hereof. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

20. Further Actions. At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties hereto on the date and year first above written.

RESPONSE GENETICS, INC.	TAIHO PHARMACEUTICAL CO., LTD.

By:	By:
Name: Mr. Larry C Heaton II Title: President and CEO	Name: Mr. Akira Akazawa Title: Senior Managing Director

I agree to abide by the terms and obligations of Paragraph 10(h).

By:
Name: Kathleen Danenberg

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

SCHEDULE A

EXCLUSIVITY

As of the Effective Date, Response grants Taiho the right to be the exclusive purchaser in Japan of tests and testing services based upon the DTP Platform using gene expression for the foregoing (collectively referred to as the "Field"):

1) for any one or combination of the following molecular markers: [***]; or

2) [***]; or

3) relevant to the diagnosis or therapeutic treatment of precancerous and cancerous diseases of the [***].

NON-EXCLUSIVITY

As of the Effective Date, Response grants Taiho the right to be a non-exclusive purchaser in Japan of tests and testing services based upon the DTP Platform using gene expression not covered by an Exclusivity agreement:

1) for any one or combination of molecular markers other than those for which Taiho has Exclusivity; or

2) relevant to the therapeutic use of any compound or biological product against cancer other than those compounds for which Taiho has Exclusivity; or

3) relevant to the diagnosis or therapeutic treatment of precancerous and cancerous diseases other than those for which Taiho has Exclusivity.

NEW MOLECULAR MARKERS, ANTI-CANCER AGENTS, DTP USES

Response will notify Taiho from time to time of new molecular markers, anti-cancer agents and/or uses of the DTP Platform as they are developed and validated by Response, In such event, Exclusivity with respect to such new molecular markers, anti-cancer agents and/or uses will be determined by mutually agreed upon pricing, milestones, minimums or other criteria to be negotiated and agreed to by the Parties. In the event the parties fail to mutually agree upon such pricing, milestones, minimums or other criteria within thirty (30) days of Taiho's receipt of notice of such new molecular markers, anti-cancer agents and/or uses, Response shall have the right to engage any other third party as an exclusive distributor of the Testing Services outside the Field with respect to such new molecular markers, anti-cancer agents and/or uses; provided that Taiho will retain non-exclusive rights to such new molecular markers, anti-cancer agents and/or uses within the Field in Japan. The following examples illustrate the operation of such non-exclusivity:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

1) Taiho and Response do not agree on terms of Exclusivity for new molecular marker [***]. Therefore, Taiho retains a non-exclusive right to provide the DTP in Japan using [***] in the Field (i.e., for precancerous and cancerous diseases of the [***], or as relevant to therapeutic use of [***] compounds (either alone or in combination with other compounds or therapies), or with molecular markers [***]). Response may grant a third party exclusive distribution rights for such new molecular marker [***] in Japan outside the Field (i.e., as relevant for therapeutic use of compounds other than, and not used in combination with, [***] or as relevant for precancerous and cancerous diseases of other than the [***]); provided, however, that Response may not grant a third party distribution rights in Japan to use [***] in the Field (i.e., for precancerous and cancerous diseases of the [***], or as relevant to therapeutic use of [***] compounds (either alone or in combination with other compounds or therapies), or with molecular markers [***]).

2) Taiho and Response do not agree on terms of Exclusivity for new use of the DTP with respect to [***]. Thereafter, Taiho retains a non-exclusive right to provide the new use of the DTP in Japan within the Field (i.e., as relevant to therapeutic use of [***] compounds (either alone or in combination with other compounds or therapies), or for molecular markers [***], or as relevant to precancerous and cancerous diseases of the [***]). Response may grant a third party exclusive distribution rights for such new use of the DTP in Japan outside the Field (i.e., as relevant for therapeutic use of compounds other than, and not used in combination with, [***] or as relevant for precancerous and cancerous diseases of other than the [***]); provided, however, that Response may not grant a third party distribution rights in Japan to such new use of the DTP in the Field (i.e., as relevant to therapeutic use of 5-Fu compounds (either alone or in combination with other compounds or therapies), or for molecular markers [***], or for precancerous and cancerous diseases of the [***]).

3) Taiho and Response do not agree on terms of Exclusivity for use of the DTP with respect to [***]. Therefore, Taiho retains a non-exclusive right to use the DTP as relevant to use of [***] in Japan within the Field (i.e., as relevant for precancerous and cancerous diseases of the [***], or for therapeutic use of [***] compounds (either alone or in combination with other compounds or therapies) or for molecular markers [***]). Response may grant a third party exclusive distribution rights in Japan outside the Field (i.e., as relevant for therapeutic use of compounds other than, and not used in combination with, [***], or as relevant for precancerous and cancerous diseases of other than the [***]); provided, however, that Response may not grant a third party distribution rights in Japan to use the DTP with [***] in the Field (i.e., as relevant for precancerous and cancerous diseases of the [***], or for therapeutic use in combination with [***] compounds, or for molecular markers [***]).

Further, until such time as Response actually enters into an agreement with a third party for exclusive rights outside the Field in Japan with respect to such new molecular markers, anti-cancer agents and/or uses of the DTP Platform, Taiho will have the non-exclusive right in Japan to purchase tests and testing services based upon such new molecular markers, anti-cancer agents and/or uses of the DTP Platform, whether inside or outside the Field.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

SCHEDULE B

TESTING SERVICE FEES

During each calendar quarter of the Term, the Testing Service Fee shall be as follows:

Number of Testing Services purchased by Taiho during each calendar quarter of the Term	Testing Service Fee
[***]	$	[***]
[***]	$	[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

SCHEDULE C

INSTRUCTIONS AND SPECIFICATIONS FOR SENDING TISSUE
SAMPLES FOR RESPONSE GENETICS' DANENBERG TUMOR
PROFILE FOR COMMERCIAL PROCESSING

1. Patient Information

A. Taiho unique I.D. No.

B. For each specimen provided, a diagnosis or provisional diagnosis supplied by a physician (pathologist or other qualified physician) certified in anatomical pathology, which diagnosis shall include (i) the type of tumor, including histomorphology and histopathology, (ii) source organ of the specimen, (iii) whether the specimen is primary or metastatic, and (iv) if the specimen is metastatic, the origin of the primary tumor.

2. Sample Preparation

(1) Sample to be processed should correlate with stage and site to be treated.

(2) Cut one 5 µM section, mount on glass slide.

(3) Cut four 10 µM sections, mount on four separate regular glass slides. Glass slides should be regular glass, uncoated and uncharged. Do not bake slides and do not use coverslip. Slides must contain a sufficient quantity of tumor tissue to be successfully microdissected.

(4) Send above referenced samples or specimens by overnight delivery in approved slide holder, placed in a bubble-lined envelope and in a Federal Express Diagnostic Specimen Envelope, to the laboratory designated by Response at Response's direction.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

UNIVERSITY OF SOUTHERN CALIFORNIA
Keck School of Medicine

Department of Biochemistry and Molecular Biology USC/Nom's Comprehensive Cancer Center

Peter V. Danenberg, Ph.D. Professor of Biochemistry and Molecular Biology

SCHEDULE D

July 23, 2001

[***]
Manager
Product Research & Licensing
Taiho Pharmaceutical Co Ltd
1-27 Kandanishiki-cho, Chiyoda-ku,
Tokyo 101-8444, Japan

Dear [***]:

This is to confirm our commitment that, in the event of a termination in accordance with paragraph 10 (b) by Taiho of the Services Agreement of June, 2001 between Taiho Pharmaceutical Co, Ltd., and Response Genetics, Inc., we will undertake a research project for Taiho in which we will provide the Testing Services in the same manner described in the Services Agreement, provided that Taiho pays the costs, direct and indirect, for equipment, supplies and salaries for such Testing Services in the form of a research grant or contract which conforms to the specifications required by the University of Southern California.

Best regards,

By:	By:
Peter Danenberg, PhD	Kathleen Danenberg

1441 Eastlake Ave., Rm. 5318
Los Angeles, CA 90033
VOX: 323-865-0518
FAX: 323-865-0105
email: pdanenbe@hsc.usc.edu

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

SCHEDULED

Letterhead of the USC Laboratory of Dr. Peter Danenberg

June , 2001

[***]
Manager
Product Research & Licensing
Taiho Pharmaceutical Co Ltd
1-27 Kandanishiki-cho, Chiyoda-ku,
Tokyo 101-8444, Japan

Dear [***]:

This is to confirm our commitment that, in the event of a termination in accordance with paragraph 10 (b) by Taiho of the Services Agreement of June, 2001 between Taiho Pharmaceutical Co, Ltd., and Response Genetics, Inc., we will undertake a research project for Taiho in which we will provide the Testing Services in the same manner described in the Services Agreement, provided that Taiho pays the costs, direct and indirect, for equipment, supplies and salaries for such Testing Services in the form of a research grant or contract which conforms to the specifications required by the University of Southern California.

Best regards,

By:	By:

Peter Danenberg, PhD	Kathleen Danenberg

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

September 30, 2004

[***]
Director of Product Research & Licensing
Taiho Pharmaceutical Co., Ltd.
1-27, Kandanishiki-cho
Chiyoda-ku, Tokyo, 101-8444
Japan

Re:	Services Agreement ("Agreement") dated July 30, 2001 between Response Genetics, Inc. ("Response") and Taiho Pharmaceutical Co., Ltd. ("Taiho")

Dear [***]:

This letter reflects Response and Taiho's mutual agreement to modify the terms of the above referenced Agreement as follows:

1.
All capitalized terms not herein defined shall have the meaning set forth in the Agreement. Except as set forth in this letter, the terms and conditions of the Agreement shall continue in full force and effect. Unless otherwise stated, "Paragraph" shall refer to paragraphs of the Agreement and "Item" the items of this letter.

2.	Notwithstanding Paragraph 1(d), the "Term" shall mean the period beginning on October 1, 2001 and ending on October 1, 2007, unless extended in accordance with Item 4 below.

3.
During the period from October 1, 2004 through October 1, 2007 (the "Extension Period"), the terms and conditions for the supply of Testing Services by Response to Taiho, including the Testing Fees and Minimum Amounts, shall be the same as set forth in the Agreement.

4.
The Term may be extended for additional two (2) year periods, each time upon the mutual agreement of the Parties. The parties shall begin discussions concerning this subsequent extension in good faith upon either Party's request within ninety (90) days prior to the conclusion of the then effective Term. In the event the Parties cannot agree on any such extension of the Term, then upon the request of Taiho, Taiho shall have an irrevocable non-exclusive right to purchase all Testing Services from Response at a price equal to the Testing Fee or the then-current worldwide average net sales price charged by Response for the respective Testing Service, whichever is lower.

5.
Response confirms that it will promptly obtain the approval of the University of Southern California ("USC") as set forth in Paragraph 7(d) (and the consent of USC to have Taiho's sublicense rights from USC remain in effect, whether as a sublicense or a direct license, after any termination of the agreement between USC and Taiho). Response shall hereby grant Taiho a non-exclusive sublicense under the intellectual property licensed from USC to Response and a non-exclusive license under any other necessary intellectual property owned or controlled by Response, in Japan, to make, use and practice the Testing Services and the DTP Platform, solely for research purposes, on Taiho's behalf or on the behalf of its research collaborators, including to have such activities performed by subcontractors. This non-exclusive sublicense and license specifically excludes the right to offer to sell and/or sell any diagnostic kits. Taiho confirms that it will not exercise such license and sublicense, unless and until the Agreement and/or its rights hereunder are terminated. In addition, Taiho agrees to comply with Section 24(f) of Response's agreement with USC dated April 19, 2000, entitled "Option and License Agreement," as it applies to Taiho's exercise of its rights under this Item 5. Response will cooperate with Taiho as necessary to effectuate such license and sublicense and Taiho's exercise thereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

September 29, 2004

6.
The first (ii) clause in Paragraph 10(e) shall be replaced with: "(ii) if Taiho provides notice of the foregoing during the Term after the second year thereof," and the sentence shall continue with "Response will negotiate in good faith a downward adjustment to the terms of this Agreement to reflect such competition as the parties reasonably agree and the obligation to purchase the Minimum Amount under paragraph 4 shall no longer apply." Except as set forth in this Item 6, Paragraph 10(e) shall remain unchanged.

7.	In addition, in the event an in-vitro diagnostic ("IVD") form of any Testing Service becomes available in Japan, the obligation to purchase the Minimum Amount under Paragraph 4 shall no longer apply.

8.
After October 1, 2005, Taiho shall have the right to terminate the Agreement upon six (6) months notice, in the event the underlying research of Taiho, including with its collaborators, using the DTP Platform has ended. In connection with such termination, the Parties may discuss the desirability of Taiho using Response's other technology platforms for its research; although it is understood neither Party shall be obligated by this Item 8 with respect to use of such other platforms.

9.	In the event of any termination or expiration of the Agreement, the Paragraphs set forth in Paragraph 10(i) of the Agreement and Items 4 and 5 hereof shall survive any such expiration or termination.

If you are in agreement with the foregoing, please execute one of the enclosed duplicate originals in the space below and return the signed version to me at your earliest convenience.

Agreed to by:

09/29/2004
Kathleen Danenberg President and CEO Response Genetics, Inc.

Agreed to by:

[***]	09/29/2004
[***] Director of Product Research & Licensing Taiho Pharmaceutical Co., Ltd.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

September 29, 2004

In addition, Peter Danenberg and Kathleen Danenberg hereby confirm that the commitment stated in the letter dated July 23, 2001 between them and Taiho, attached as Schedule D to the Agreement, shall continue to apply during the Term as amended herein.

	09/29/2004		09/29/2004
Peter V. Danenberg Professor of Biochemistry and Molecular Biology University of Southern California		Kathleen Danenberg University of South California

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.